FOR IMMEDIATE RELEASE                           CONTACT: Milton A. Alpern
September 17, 1996                                       Chief Financial Officer
                                                         (508) 562-6500



        INTERNATIONAL VERIFACT ACQUIRES SUBSTANTIAL INTEREST IN NATIONAL
                           TRANSACTION NETWORK, INC.



[Hudson, MA] - National Transaction Network, Inc. (NTN) announced today that Toronto based International Verifact Inc. (IVI) has acquired approximately 85% of NTN's outstanding stock.

BCE Investments (Canada) Inc. and Mr. Nelson Doubleday have sold their NTN holdings to IVI in exchange for common shares of IVI. As a result, approximately 85% of the outstanding shares of NTN are now owned by IVI.

Milton A. Alpern, Vice President and CFO of NTN, stated, "IVI's investment is a natural progression of our long-term relationship with IVI, during which NTN and IVI have helped to establish the acceptance of consumer ATM cards for purchases at the retail point of sale in the United States. Working together, we can continue to bring next generation, high quality payment systems to retailers across the country."

L. Barry Thompson, President and CEO of IVI, said, "This purchase is just one of the latest moves by IVI to strengthen its position as a leader in electronic payment solutions, and assists IVI in its goal of attaining a larger share of the U.S. market."

IVI is engaged in the design, development and sale of electronic payment solutions for retailers, financial institutions, governments and other businesses. IVI's hardware and software products include point-of-sale debit/credit/EFT/EBT terminals, check readers, smart card readers, check encoders, and secure PIN entry devices. IVI trades on the Toronto Stock Exchange under the symbol IVI and on the NASDAQ as IVIAF.


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NTN designs,  integrates,  markets and maintains  electronic payment systems and specializes in applications for multi-lane retailers. Its customer base consists of multi-lane retail companies in the United States such as Kroger Stores, Dillons and BI-LO Food Stores. NTN also has distribution agreements with major store systems providers such as IBM, Fujitsu-ICL and ACR. NTN software products support complementary IVI hardware platforms. NTN, headquartered in Hudson, Massachusetts, is a public company and is listed on the OTC Bulletin Board (ticker: NTRN).

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